EXHIBIT 99.2

Identification of Relevant Subsidiaries

Five entities, namely, (i) SBCVC Fund II-Annex, L.P., (ii) SBCVC Venture Capital, (iii) SBCVC Company Limited, (iv) SBCVC Fund II, and (v) SBCVC Fund III hold in aggregate 107,892,246 Class A ordinary shares issued by GDS Holdings Limited (the “Issuer”).

The Issuer’s Class A ordinary shares held by these five entities are ultimately beneficially owned by SBCVC Holdings Limited, Lin Ye Song, Star Pioneer Investment Holdings Limited and SBCVC Limited. SBCVC Holdings Limited has caused a statement on Schedule 13G to be filed as a result of the Issuer’s Class A ordinary shares held by five of its subsidiary entities, as follows:

SBCVC Fund II-Annex, L.P. holds 2,576,483, or 0.4%, of the Issuer’s Class A ordinary shares.

SBCVC Venture Capital holds 5,763,871, or 0.8%, of the Issuer’s Class A ordinary shares.

SBCVC Company Limited holds 23,116,155, or 3.3%, of the Issuer’s Class A ordinary shares.

SBCVC Fund II, L.P. holds 21,844,099, or 3.2%, of the Issuer’s Class A ordinary shares.

SBCVC Fund III, L.P. holds 54,591,638, or 7.9%, of the Issuer’s Class A ordinary shares.